August 2005

To Our Stockholders:

The highlight of our past quarter was the completion of our two new facilities in Cedar Rapids. We opened our first branch facility in Cedar Rapids on Council Street in northern Cedar Rapids on June 2, 2005. Our new headquarters facility for Cedar Rapids Bank & Trust opened on July 5, 2005. The "Cedar Rapids Bank & Trust Building" is very prominently located on 1st Avenue in downtown Cedar Rapids, and we have experienced a quick ramp up of transactions at the branch facility.

As we mentioned in our prior update, Rockford Bank & Trust commenced its operations in January 2005 and is already making plans for its second facility. Quad City Bank & Trust opened its fifth facility at Five Points in west Davenport in March 2005.

Earnings for the second quarter ended June 30, 2005 were $1.3 million, or basic earnings per share of $0.28 and diluted earnings per share of $0.27. For the same quarter one year ago, the Company reported earnings of $1.7 million, or basic earnings per share of $0.40 and diluted earnings per share of $0.39. Earnings for the six months ended June 30, 2005 were $2.6 million, or basic earnings per share of $0.57 and diluted earnings per share of $0.56. For the comparable period in 2004, the Company had earnings of $2.5 million, or basic earnings per share of $0.60 and diluted earnings per share of $0.58. For the first six months of 2005 Rockford Bank & Trust experienced a net operating loss of $669 thousand.

The start-up operating losses at Rockford Bank & Trust have been very close to the amount budgeted. Our Company is proud to be a part of the Rockford community. We are pleased with the market's support of our model of experienced bankers providing high levels of service and creating meaningful and satisfying experiences for our customers. Rockford Bank & Trust, which opened January 3, 2005, reached total assets of $20.6 million, net loans of $10.6 million, and deposits of $11.3 million at June 30, 2005.

Both net interest income and noninterest income have shown improvement from one year ago, as the Company's total revenue increased by $2.4 million, or 20%. Also, during the second quarter of 2005, earnings were positively impacted by a $615 thousand reduction in the provision for loan losses, when compared to the previous year. The successful resolution of some large credits in Quad City Bank & Trust's loan portfolio, through payoff, credit upgrade, refinancing, or the acquisition of additional collateral or guarantees, resulted in reductions to both provision expense and the level of allowance for loan losses. We experienced a $738 thousand increase in net interest income for the second quarter of 2005, when compared to one year ago. We also experienced a slight improvement in noninterest income of $55 thousand, where an increase in trust department fees more than offset the anticipated decline in gains on sales of residential real estate loans. However, offsetting our improvements in revenue from one year ago was a marked increase in noninterest expense of 37%, or $2.0 million, due primarily to anticipated increases in personnel and facilities costs as our subsidiary banks opened four new locations during 2005. In summary, our solid improvements in revenue have nearly offset the additional operating costs created by our four new banking locations, allowing us to maintain our second quarter core earnings from one year ago, after adjustment for Rockford Bank & Trust's second quarter start-up losses of $326 thousand.

During the first half of 2005, the Company grew total assets at an annualized pace of 11%. Premises and equipment grew $2.3 million during the second quarter and $5.4 million during the first six months, as the Company invested in the new facilities discussed above.

Statistics for each of our charters at June 30, 2005 are as follows:

                                               QCBT         CRBT         RB&T
                                           -------------------------------------
                                                    (dollars in millions)

Total assets ...........................   $    652.4     $  245.9     $   20.6
Net loans ..............................   $    469.8     $  185.1     $   10.6
Total deposits .........................   $    414.6     $  171.8     $   11.3

                                                    (dollars in thousands)
YTD earnings ...........................   $  3,290       $  727       $   (669)


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The Company's total assets increased $50.0 million,  or 6%, to $920.1 million at
June 30, 2005 from $870.1 million at December 31, 2004. During the same period, net loans increased by $26.5 million, or 4%, to $665.6 million from $639.1 million at December 31, 2004. Non-performing assets decreased to $8.0 million at June 30, 2005 from $10.7 million at December 31, 2004. Total deposits increased to $595.7 million at June 30, 2005 when compared to $588.0 million at December 31, 2004. Stockholders' equity rose to $52.9 million at June 30, 2005 as compared to $50.8 million at December 31, 2004, primarily as the result of net income and the net increase in shares of common stock from the private placement of stock and the exercise of stock options, partially offset by a decrease in fair value of securities classified as available for sale.

Nonaccrual loans at June 30, 2005 were $5.2 million, of which $4.1 million, or 79%, resulted from four large commercial lending relationships at Quad City Bank & Trust. At quarter end, accruing loans past due 90 days or more were $1.3 million, of which $954 thousand, or 71%, were the result of six additional lending relationships at Quad City Bank & Trust. By mid June, three of these relationships totaling $466 thousand were current with their payments. In the first quarter, Quad City Bank & Trust charged off $726 thousand on one nonperforming loan, which contributed to the reduced level of nonaccrual loans. We are pleased with the $3.1 million decrease in non-performing assets since the end of 2004. However, an unfortunate contributor to this decrease was a $288 thousand write-down of other real estate owned at Quad City Bank & Trust. Improved credit quality will remain a strong focus for us throughout the coming quarters. Management is continually monitoring the Company's loan portfolio and the level of allowance for loan losses. The Company's allowance for loan losses to total loans was 1.28% at June 30, 2005. The Company's exposure to loss on several nonperforming loans at Quad City Bank & Trust has been significantly reduced since the end of 2004 by the existence of either a stronger collateral position, a governmental guarantee, or an improved payment status. Efforts are ongoing throughout the Company to improve the overall quality of the loan portfolio.

On the monetary front, the Federal Reserve is trying to do just what we should want - adjust short rates toward their perceived "neutral" level without economic disruption. Economic demands are pushing the Fed to act and will continue to do so.

We expect the solid economic reality to triumph over low expectations. Indeed, the global economy carries more demand than most realize. Analysis-by-anecdote skews perceptions away from economic trends that are more positive than headlines suggest. In a demand-driven world, economic decisions reflect human nature, with dollars attached. Incentives drive everything, American capitalism is the best economic model, and the rest of the globe is moving its way.

We look forward to settling into our new locations, taking advantage of our expanded capacity, and growing our franchise. Thanks for your continued support.


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